SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 29 day of October, 2010.

AMONG:

583885 B.C. LTD., a company incorporated pursuant to the laws of the Province of British Columbia and having an address at PO Box 12077, 2550 – 555 West Hastings Street, Vancouver, BC V6B 4N5

(the “Target”)

AND:

THE ACCEPTING SHAREHOLDERS OF THE TARGET, as listed on Schedule A attached hereto (each, an “Accepting Shareholder” and collectively, the “Accepting Shareholders”)

AND:

NEWCASTLE RESOURCES LTD., a company incorporated pursuant to the laws of the Province of Ontario and having an address at Suite 605–475 Howe Street, Vancouver, BC V6C 2B3

(the “Purchaser”)

WHEREAS:

A.      The Accepting Shareholders are the registered and/or beneficial owners of that number of common shares in the capital of the Target set forth in Schedule A to this Agreement;

B.      The Purchaser has made an offer to acquire all of the issued and outstanding common shares in the capital of the Target in exchange for the issuance of 4.4 million common shares of the Purchaser, assuming acquisition by the Purchaser of all of the issued and outstanding common shares of the Target; and

C.      Upon the terms and subject to the conditions set forth in this Agreement, the Accepting Shareholders have agreed to exchange all of the Accepting Shareholders’ legal and beneficial interest in the common shares in the capital of the Target for common shares and preferred shares of the Purchaser.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1   Definitions

In this Agreement the following words and phrases will have the following meanings:

(a)

“Affiliate” with respect to any specified Person at any time, means each Person directly or indirectly through one or more intermediaries controlling, controlled by or under direct or indirect common control with such specified Person at such time;

(b)	“Agreement” means this Share Exchange Agreement, and all of the schedules and other documents attached hereto, as it may from time to time be supplemented or amended;

(c)

“Applicable Laws” means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including all Applicable Securities Laws;

(d)

“Applicable Securities Laws” means applicable securities laws in all jurisdictions relevant to the issuance of the Consideration Shares to the Accepting Shareholders pursuant to the terms of this Agreement, including: (a) the BC Act or the equivalent legislation in each province and territory of Canada; (b) the rules, regulations, instruments and policies adopted by any securities commissions or other securities regulatory authorities of any of the provinces or territories of Canada; and (c) the federal and state securities legislation of the United States, including the Securities Act, as applicable;

(e)	“BC Act” means the Securities Act (British Columbia) and the regulations made under that enactment, as amended;

(f)	“BCI 51-509” means British Columbia Instrument 51-509 – Issuers Quoted in the U.S. Over-the-Counter Markets, as adopted by the British Columbia Securities Commission;

(g)	“BC Legend” means the restrictive legend specified in BCI 51-509;

(h)	“Business” means the business currently and heretofore carried on by the Purchaser or the Target, as the case may be;

(i)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in British Columbia, Canada are authorized or required by law to close;

(j)

“Charter Documents” means the articles, notice of articles, by-laws, articles of incorporation, articles of association, memorandum of association or other constating documents of a party to this Agreement;

(k)	“Closing” means the closing of the Transaction pursuant to the terms of this Agreement on the Closing Date;

(l)

“Closing Date” means the date that is on or before ten (10) days following presentation by the Target to the Purchaser of the Target Financial Statements that are sufficient for filing purposes under Applicable Securities Laws, or such other date as the Purchaser and the Target may mutually agree to in writing, provided that the parties will use best efforts to effect the Closing on or before October 31, 2010;

(m)	“Consideration Shares” means the Exchange Shares to be issued to the Accepting Shareholders in accordance with the terms of this Agreement;

(n)

“Contracts” means all contracts, agreements, options, leases, licences, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Target or the Purchaser, as applicable, is a party on the Closing Date;

(o)

“Damages” means all demands, claims, actions, causes of action, assessments, Losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including: (i) interest on cash disbursements in respect of any of the foregoing; and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other Persons retained by, a Person;

(p)	“Employee” means any current, former or retired employee, officer or director of the Target or the Purchaser, as applicable;

(q)	“Employee Agreement” means each employment severance, consulting or similar agreement or Contract between the Target or the Purchaser, as applicable, and any Employee;

(r)

“Employee Plan” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other Employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, and pursuant to which the Target or the Purchaser, as applicable, has or may have any Liability, contingent or otherwise,

(s)

“Encumbrance” means any Lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever, other than: (i) statutory Liens for Taxes not yet due and payable; and (ii) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect;

(t)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(u)

“Exchange Shares” means the Purchaser Shares to be issued to the Accepting Shareholders at a ratio such that, in the event that the Purchaser acquires all of the issued and outstanding Shares, the Purchaser will issue an aggregate of 4,400,000 Exchange Shares to the Accepting Shareholders;

(v)

“GAAP” means, until January 1, 2011, Canadian generally accepted accounting principles, applied on a basis consistent with prior years, and on and after January 1, 2011, International Financial Reporting Standards;

(w)

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body;

(x)

“Governmental Body” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

(y)

“Indebtedness” means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with GAAP) and otherwise, which in accordance with GAAP should be classified on the obligor’s balance sheet as Liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all Liabilities secured by any mortgage, pledge, security interest, Lien, charge or other Encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations, whether direct or indirect, in respect of Indebtedness or performance of others, including any obligation to supply funds to, or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (d) obligations to reimburse issuers of any letters of credit; and (e) capital leases;

(z)

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty;

(aa)

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person;

(bb)

“Lien” means, with respect to any asset, any mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, Encumbrance or charge of any kind in respect of such asset;

(cc)

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, Damages, Liabilities, costs and expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive Damages suffered by the Purchaser, the Target, or the Accepting Shareholders, including Damages for lost profits or lost business opportunities;

(dd)

“Material Adverse Change” means, in respect of the Purchaser or the Target, any one or more changes, events or occurrences which may have a Material Adverse Effect, and “Material Adverse Effect” means, in respect of the Purchaser or the Target, any state of facts which, in any case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the Business, assets or financial condition of the Purchaser or the Target, as applicable, provided that a Material Adverse Change or Material Adverse Effect shall not include any change or effect (whether alone or in combination with any other effect), directly or indirectly, arising out of, relating to, resulting from or reasonably attributable to: (i) the announcement of this Agreement or the pending completion of the Transaction; (ii) changes in the economy generally; (ii) changes in the capital markets generally; (iii) changes in GAAP; or (iv) any matter that has been disclosed to the public or the other parties prior to the date of this Agreement;

(ee)

“Material Contracts” means those subsisting Contracts entered into by the Target or the Purchaser, as applicable, by which the Target or the Purchaser, as applicable, is bound or to which it or its respective assets are subject which have total payment obligations on the part of the Target or Purchaser, as applicable, which exceed $5,000 or are for a term of or in excess of one (1) year;

(ff)	“Material Interest” has the meaning set forth in Section 1.1(ss);

(gg)	“Non-Escrowed Shareholders” means Matt Wayrynen, David McLean, Peter Jensen and Rolf Hoffmann;

(hh)	“Non-U.S. Certificate” has the meaning set forth in Section 2.5(a);

(ii)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator;

(jj)

“Person” includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(kk)

“Proceeding” means any action, suit, litigation, arbitration, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel;

(ll)	“Purchaser Accounting Date” means June 30, 2010;

(mm)	“Purchaser Disclosure Statement” means the disclosure statement of the Purchaser to be signed and dated by the Purchaser and delivered by the Purchaser to the Target at the Closing;

(nn)

“Purchaser Financial Statements” means the audited annual financial statements of the Purchaser for the period commencing on January 1, 2009 and ending on December 31, 2009 and the unaudited interim financial statements of the Purchaser for the period ending on the Purchaser Accounting Date, and comparative periods thereto, including an audited balance sheet of the Purchaser as of December 31, 2009 and the comparative period ended December 31, 2008, and an unaudited balance sheet of the Purchaser as of the Purchaser Accounting Date and the comparative period ended June 30, 2009, together with related statements of income, cash flows, and changes in shareholders’ equity for the fiscal years and interim periods then ended, all prepared in accordance with GAAP;

(oo)	“Purchaser Public Documents” has the meaning set forth in Section 5.7;

(pp)	“Purchaser Shares” means the common shares in the capital stock of the Purchaser;

(qq)	“Purchaser’s Solicitors” means the law firm of Clark Wilson LLP;

(rr)	“Regulation S” means Regulation S promulgated under the Securities Act;

(ss)	“Related Party” means, with respect to a particular individual:

	(i)	each other member of such individual’s Family,

	(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family,

	(iii)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest, or

	(iv)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:

	(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

	(ii)	any Person that holds a Material Interest in such specified Person,

	(iii)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

	(iv)	any Person in which such specified Person holds a Material Interest,

	(v)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

	(vi)	any Related Person of any individual described in clause (ii) or (iii).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person;

(tt)	“SEC” means the United States Securities and Exchange Commission;

(uu)	“Securities Act” means the United States Securities Act of 1933, as amended;

(vv)

“Share Exchange” means the issuance by the Purchaser of Consideration Shares to the Accepting Shareholders in exchange for the acquisition by the Purchaser of the Shares held by the Accepting Shareholders pursuant to the terms of this Agreement;

(ww)	“Shares” means the 4,400,000 common shares in the capital of the Target, being all of the issued and outstanding shares in the capital of the Target;

(xx)	“Target Accounting Date” means August 31, 2010;

(yy)	“Target Disclosure Statement” means the disclosure statement of the Target to be signed and dated by the Target and delivered by the Target to the Purchaser at the Closing;

(zz)

“Target Financial Statements” means audited financial statements for the Target for the fiscal year ended August 31, 2010 and the comparative period thereto, including an audited balance sheet of the Target as of August 31, 2010 and the comparative period ended August 31, 2009, together with related statements of income, cash flows, and changes in shareholders’ equity for the fiscal years and interim periods then ended, all prepared in accordance with GAAP and audited by an independent auditor registered with the Canadian Public Accounting Board and the United States Public Company Accounting Oversight Board;

(aaa)

“Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind, lawfully levied, assessed or imposed by any Governmental Body, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Body (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not;

(bbb)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

(ccc)	“Transaction” means the Share Exchange and all related transactions incidental to effecting the Transaction as contemplated by this Agreement;

(ddd)

“Transaction Documents” means this Agreement and any other documents contemplated by this Agreement to be signed by the Target, the Purchaser or the Accepting Shareholders, as applicable, that are necessary in order for the parties to perform their respective obligations hereunder and to consummate the Transaction;

(eee)	“U.S. Certificate” has the meaning set forth in Section 2.5(b); and

(fff)	“U.S. Person” has the meaning set out in Regulation S, promulgated under the Securities Act.

1.2   Schedules

The following are the schedules to this Agreement:

Schedule A	—	List of Shareholders

Schedule B	—	Certificate of Non-U.S. Shareholder

Schedule C	—	Certificate of U.S. Shareholder

Schedule D	—	Form of Escrow Agreement

1.3   Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)

all references in this Agreement to a designated Article, Section, subsection, paragraph or other subdivision, or to a Schedule, is to the designated Article, section, subsection, paragraph or other subdivision of, or Schedule to, this Agreement unless otherwise specifically stated;

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, clause, subclause or other subdivision or Schedule;

(c)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d)

the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP, applied on a consistent basis with prior years;

(f)

except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)

where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)

the headings to the Articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(j)

the parties acknowledge that this Agreement is the product of arm’s length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement;

(k)

the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement; and

(l)

unless otherwise specifically noted, all references to “$” or sums of money in this Agreement are expressed in United States dollars ($). If it is necessary to convert money from another currency to United States dollars, such money will be converted using the exchange rates in effect at the date of payment.

ARTICLE 2
SHARE EXCHANGE

2.1   Share Exchange

Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase the Shares from the Accepting Shareholders and each of the Accepting Shareholders irrevocably agrees to sell, assign and transfer their respective Shares to the Purchaser, free and clear of all Encumbrances, on the terms and conditions herein set forth, in consideration for the issuance by the Purchaser to the Accepting Shareholders of one (1) Consideration Share for each Share tendered by the Accepting Shareholders.

2.2   Consideration

As consideration for the Shares to be acquired by the Purchaser pursuant to the Share Exchange, the Purchaser shall allot and issue the Consideration Shares to the Accepting Shareholders in the amount set out opposite each Accepting Shareholder’s name in Schedule A to this Agreement, as fully paid and non-assessable.

2.3   Fractional Consideration Shares

Notwithstanding any other provision of this Agreement, no fractional Consideration Shares will be issued in connection with the Share Exchange. In lieu of any such fractional Consideration Shares, any Accepting Shareholder entitled to receive a fractional amount of Consideration Shares will be entitled to have such fraction rounded up to the nearest whole number of applicable Consideration Shares and will receive from the Purchaser a certificate representing same.

2.4   Resale Restrictions

The Accepting Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by Applicable Securities Laws.

2.5   Exemptions

The Accepting Shareholders acknowledge that the Purchaser has advised each Accepting Shareholder that it is issuing the Consideration Shares to such Accepting Shareholder under exemptions from the prospectus and/or registration requirements of Applicable Securities Laws and, as a consequence, certain protections, rights and remedies provided by Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to such Accepting Shareholder. To evidence each Accepting Shareholder’s eligibility for such exemptions, each Accepting Shareholder agrees to deliver:

(a)	if the Accepting Shareholder is not a U.S. Person, a fully completed and executed Certificate of Non-U.S. Shareholder in the form attached hereto as Schedule B (the “Non- U.S. Certificate”); or

(b)	if the Accepting Shareholder is a U.S. Person, a fully completed and executed Certificate of U.S. Shareholder in the form attached hereto as Schedule C (the “U.S. Certificate”)

to the Purchaser, and agrees that the representations and warranties set out in the Non-U.S. Certificate or U.S. Certificate, as applicable, as executed by such Accepting Shareholder will be true and complete on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TARGET

As of the Closing Date, and except as set forth in the Target Financial Statements or the Target Disclosure Statement, or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Target makes the following representations to the Purchaser and acknowledges and agrees that the Purchaser is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Target Disclosure Statement, in connection with the execution, delivery and performance of this Agreement:

3.1   Organization and Good Standing

The Target is a company limited by shares duly organized, validly existing and in good standing under the laws of the Province of British Columbia, with full corporate power, authority and capacity to conduct its Business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under any applicable Contracts. The Target is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Target.

3.2   Capitalization

(a)	The entire authorized and issued capital stock and other equity securities of the Target are as set out in the Target Disclosure Statement. All of the issued and outstanding Shares and other securities of the Target are owned of record and beneficially by the Accepting Shareholders, free and clear of all Encumbrances. All of the outstanding equity securities of the Target have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of the Target, if any, were issued in violation of any Applicable Securities Laws or any other Legal Requirement. The Target does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)	The Accepting Shareholders own and have good marketable title to the Shares, as the legal and beneficial owners thereof, free of all Encumbrances.

3.3   Absence of Rights to Acquire Securities

Other than as set out in this Agreement, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(a)

to require the Target to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Target;

(b)	for the issue or allotment of any unissued shares in the capital of the Target; or

(c)	to require the Target to purchase, redeem or otherwise acquire any of the issued and outstanding Shares.

3.4   Authority

The Target has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Target and to perform its respective obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by the Target and the consummation of the Transaction have been duly authorized by the board of directors of the Target. No other corporate or shareholder proceedings on the part of the Target are necessary to authorize such Transaction Documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	as limited by public policy.

3.5   No Conflict

Except as set out in the Target Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a)

contravene, conflict with, or result in a violation of any provision of the Charter Documents of the Target, or any resolution adopted by the board of directors of the Target or the shareholders of the Target;

(b)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target, or any of its respective assets, may be subject;

(c)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Target or that otherwise relates to the Business of, or any of the assets owned or used by, the Target;

(d)	cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

(e)	cause any of the assets owned by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;

(f)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(g)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Target; or

(h)	require the Target to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.6   Financial Statements

(a)	The Target has, or will prior to Closing have, delivered the Target Financial Statements to the Purchaser.

(b)	The Target Financial Statements:

	(i)	are in accordance with the books and records of the Target;

	(ii)	present fairly the financial condition of the Target as of the respective dates indicated and the results of operations for such periods; and

	(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(c)

All material financial transactions of the Target have been accurately recorded in the books and records of the Target and such books and records fairly present the financial position and the affairs of the Target.

(d)

Other than the costs and expenses incurred in connection with the negotiation and consummation of the Transaction, the Target has no material Liabilities or obligations, net of cash, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, that exceed $5,000, which:

	(i)	are not set forth in the Target Financial Statements or have not heretofore been paid or discharged;

	(ii)	did not arise in the regular and ordinary course of business under any Contract specifically disclosed in writing to the Purchaser; or

(iii)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Target Accounting Date.

(e)

Except to the extent reflected or reserved against in the Target Financial Statements or incurred subsequent to the Target Accounting Date in the ordinary and usual course of the business of the Target, the Target does not have any outstanding Indebtedness or any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), and any Liabilities or obligations incurred in the ordinary and usual course of business since the Target Accounting Date have not had a Material Adverse Effect on the Target.

(f)	Since the Target Accounting Date, there have not been:

	(i)	any changes in the condition or operations of the Business, assets or financial affairs of the Target which have caused, individually or in the aggregate, a Material Adverse Effect on the Target; or

(ii)

any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Target.

(g)	Since the Target Accounting Date, and other than as contemplated by this Agreement, the Target has not:

(i)

transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Target Financial Statements or cancelled any debts or claims except in each case in the ordinary and usual course of business;

(ii)	incurred or assumed any obligation or Liability (fixed or contingent), except unsecured current obligations and Liabilities incurred in the ordinary and usual course of business;

(iii)

issued or sold any shares in its capital or any warrants, bonds, debentures or other securities or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;

(iv)

discharged or satisfied any Encumbrances, or paid any obligation or Liability (fixed or contingent), other than current Liabilities or the current portion of long term Liabilities disclosed in the Target Financial Statements or current Liabilities incurred since the date thereof in the ordinary and usual course of business;

(v)

declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of the Shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of the Shares;

(vi)	made any gift of money or of any assets to any Person;

(vii)	purchased or sold any assets except in the ordinary and usual course of business;

(viii)	amended or changed or taken any action to amend or change its Charter Documents;

(ix)

made payments of any kind to or on behalf of either a shareholder of the Target or any Related Parties of a shareholder of the Target, nor under any management agreement save and except Business related expenses and salaries in the ordinary and usual course of business and at the regular rates payable to them;

(x)

created, incurred, assumed or guaranteed any Indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Target to any mortgage, Lien, pledge, security interest, Contract or other Encumbrance of any nature whatsoever;

(xi)

made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(xii)	suffered any damage, destruction or loss, whether or not covered by insurance, that has had or may be reasonably expected to have a Material Adverse Effect on the Target;

(xiii)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees or directors or made any increase in, or any addition to, other benefits to which any of its Employees or directors may be entitled;

(xiv)	adopted, or increased the payments to or benefits under, any Employee Plan for or with any Employees of the Target; or

(xv)	authorized or agreed or otherwise have become committed to do any of the foregoing.

(h)

The Target has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person.

(i)

The Target is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, Order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of the Transaction.

3.7   Subsidiaries

The Target has no subsidiaries.

3.8   Books and Records

The books of account, minute books, stock record books, and other records of the Target are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Target contain accurate and complete records of all meetings held, and corporate action taken by, the respective shareholders, board of directors, and committees of the board of directors of the Target, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

3.9   Material Contracts

The Target has made available all the present outstanding Material Contracts entered into by the Target in the course of carrying on the Business. Except as listed in the Target Disclosure Statement, the Target is not party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Target or, to the best of the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such Material Contracts or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contracts. To the best knowledge of the Target, the continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract.

3.10  Tax Matters

(a)

The Target has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to all applicable statutes and other Legal Requirements. The Target has made available to the Purchaser copies of all such Tax Returns filed by the Target. Except as described in the Target Disclosure Statement, the Target has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Target or for which the Target may be liable.

(b)	All Taxes that the Target is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c)

All Tax Returns filed by (or that include on a consolidated basis) the Target are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Target after the date of this Agreement.

(d)

The Target has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore in the Target Financial Statements for those Taxes not yet due and payable, except for (i) any Taxes the non-payment of which will not have a Material Adverse Effect on the Target, and (ii) such Taxes, if any, as are listed in the Target Disclosure Statement and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Target Financial Statements.

(e)

The Target is not presently under, or has received notice of, any contemplated investigation or audit by any regulatory or government agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

(f)	The Target Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to the Target.

3.11  No Agents

The Target warrants to the Purchaser that no broker, agent or other intermediary has been engaged by any of the Target in connection with the Transaction and, consequently, no commission is payable or due to a third party from the Target.

3.12  Employee Benefit Plans and Compensation; Employment Matters.

(a)	For purposes of this Section 3.12, the following terms will have the meanings set forth below:

(i)

“Employee Plan” refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, and pursuant to which the Target has or may have any material liability contingent or otherwise;

	(ii)	“Employee” means any current, former, or retired employee, officer, or director of the Target; and

	(iii)	“Employee Agreement” refers to each employment, severance, consulting or similar agreement or contract between the Target and any Employee.

(b)	The Target has made available to Purchaser:

(i)

correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used in connection therewith;

	(ii)	the most recent annual actuarial valuations, if any, prepared for each Employee Plan;

	(iii)	if the Employee Plan is funded, the most recent annual and periodic accounting of the Employee Plan assets; and

	(iv)	all communications material to any Employee or Employees relating to the Employee Plan and any proposed Employee Plan, in each case, relating to any amendments,

terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Target.

(c)

The Target has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by another party to any Employee Plan, and all Employee Plans have been established and maintained in all material respects in accordance with their respective terms and in substantial compliance with all Applicable Laws. There are no actions, suits or claims pending, or, to the knowledge of the Target, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. The Employee Plans can be amended, terminated or otherwise discontinued after the Closing in accordance with their terms, without liability to the Target, the Purchaser or any Affiliate thereof (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Accepting Shareholders and Target threatened, by any Governmental Body.

(d)

The execution of this Agreement and the consummation of the Transaction will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under an Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(e)	The Target:

(i)

is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;

	(ii)	has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees;

	(iii)	is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing;

(iv)

is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice);

	(v)	has provided the Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that became due and payable through the date of the Agreement; and

(vi)

represents that in the last three (3) years, no citation has been issued by any federal, state or provincial occupational safety and health board or agency against them and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving them has been filed or is pending or, to their knowledge, threatened, against them under any federal, state or provincial occupational safety and health board or any other Applicable Law relating to occupational safety and health.

(f)

No work stoppage, labour strike or other “concerted action” involving Employees against the Target is pending or, to the knowledge of the Target, threatened. The Target is not involved in nor, to the knowledge of the Target, threatened with, any labour dispute, grievance, or litigation relating to labour, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labour practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect on the Target. The Target is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees and no collective bargaining agreement is being negotiated. There are no activities or proceedings of a labour union to organize any of the Employees.

(g)

Except as described in Target Disclosure Statement and except for claims by Employees under any applicable workers’ compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Material Adverse Effect on the Target, there are no complaints, claims or charges pending or outstanding or, to the best of the knowledge of the Target, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Target under or in respect of any employment legislation. The Target Disclosure Statement lists all Employees in respect of whom of the Target has been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers’ compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Target and all levies, assessments and penalties made against the Target pursuant to workers’ compensation or similar legislation have been paid. The Target is not aware of any audit currently being performed by any workers compensation or similar authority, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of former employees or employees listed on the Target Disclosure Statement have been made.

3.13  Consents

Except as set forth in the Target Disclosure Statement, no authorization, approval, Order, license, permit or consent of any Governmental Body, and no registration, declaration or filing by the Target with any such Governmental Body, is required in order for the Target to:

(a)	consummate the Transaction;

(b)	execute and deliver all of the documents and instruments to be delivered by the Accepting Shareholders under this Agreement;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

3.14  Compliance with Legal Requirements

Except as set forth in the Target Disclosure Statement:

(a)	the Target is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization required for the operation of the Business;

(b)

no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization required for the operation of the Business or may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization required for the operation of the Business;

(c)

the Target has not received, except as set forth in the Target Disclosure Statement, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(d)

all applications required to have been filed for the renewal of the Governmental Authorizations required for the operation of the Business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.15  Legal Proceedings

(a)	Except as set forth in the Target Disclosure Statement, there is no pending Proceeding:

	(i)	that has been commenced by or against the Target or that otherwise relates to or may affect the Business, or any of the assets owned or used by, the Target; or

	(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

(b)

To the knowledge of the Target and the Accepting Shareholders, no Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)	Except as set forth in the Target Disclosure Statement:

	(i)	there is no Order to which the Target, the Business or any of the assets owned or used by the Target is subject; and

(ii)

no officer, director, agent, or Employee of the Target is subject to any Order that prohibits such officer, director, agent, or Employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.16  Indebtedness to Target

Except for: (i) the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary and usual course; or (ii) amounts disclosed in the Target Disclosure Statement or the Target Financial Statements, the Target has no Indebtedness to the Accepting Shareholders, any Related Party of an Accepting Shareholder or any directors, officers or Employees of the Target, on any account whatsoever.

3.17  Undisclosed Information

(a)

The Target does not have any specific information relating to the Target which is not generally known or which has not been disclosed to the Purchaser and which could reasonably be expected to have a Material Adverse Effect on the Target.

(b)

No representation or warranty of the Target in this Agreement and no statement in the Target Disclosure Statement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.18  Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Target pursuant to this Agreement or in connection with the Transaction will be deemed to be representations and warranties of the Target hereunder.

3.19  Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition in this Agreement by the Purchaser, the representations, warranties, covenants and agreements of the Target hereunder will (except where otherwise specifically provided for in this Agreement) survive the Closing and will continue in full force and effect for six (6) months after the Closing Date.

3.20  Reliance

The Target acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers, on the Closing Date, will limit or extinguish the Purchaser’s right to indemnification hereunder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACCEPTING SHAREHOLDERS

Each of the Accepting Shareholders hereby severally (and not jointly or jointly and severally) acknowledges, represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such acknowledgements, representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the Purchaser, that:

4.1   Capacity

Each Accepting Shareholder has the capacity to own the Shares owned by it, to enter into this Agreement and to perform its obligations under this Agreement.

4.2   Ownership

Each Accepting Shareholder is the registered and beneficial owner of the Shares set out beside its name in Schedule A to this Agreement, free and clear of any Liens or Encumbrances and except as set forth in the Target Disclosure Statement. Upon the Closing, except for the rights of the Purchaser pursuant to this

Agreement with respect to the Shares and except as set forth in the Target Disclosure Statement, there will be no outstanding options, calls or rights of any kind binding on any Accepting Shareholder relating to or providing for the purchase, delivery or transfer of any of its Shares, and no Accepting Shareholder has any interest, legal or beneficial, direct or indirect, in any other shares of, or the assets or Business of, the Target.

4.3   Execution and Delivery

Each Accepting Shareholder has all requisite power and authority to execute and deliver the Transaction Documents and to perform its respective obligations hereunder and to consummate the Transaction. No other corporate or shareholder proceedings on the part of an Accepting Shareholder is necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Accepting Shareholders as contemplated by this Agreement will be, duly executed and delivered by the Accepting Shareholders and this Agreement is, and the other Transaction Documents when executed and delivered by the Accepting Shareholders as contemplated hereby will be, valid and binding obligations of the Accepting Shareholders, enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	as limited by public policy.

4.4   No Violation

The execution and delivery of this Agreement, the transfer of the Target Shares owned by the Accepting Shareholder and the performance, observance or compliance with the terms of this Agreement by such Accepting Shareholder will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of any agreement, instrument or other obligation to which such Accepting Shareholder is a party or by which such Accepting Shareholder is bound; or

(b)	any Applicable Laws.

4.5   Waiver

Except as provided for in this Agreement, after the Closing Date each Accepting Shareholder is agreeing to waive all rights held by such Accepting Shareholder in connection with the Shares under prior agreements, including shareholder agreements, pertaining to the Shares held by such Accepting Shareholder and the Accepting Shareholder will remise, release and forever discharge the Purchaser and its respective directors, officers, employees, successors, solicitors, agents and assigns from any and all obligations to the Accepting Shareholder under any such prior agreements.

4.6   Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Accepting

Shareholders hereunder will (except where otherwise specifically provided in this Agreement) survive the Closing and will continue in full force and effect indefinitely.

4.7   Reliance

Each Accepting Shareholder acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers, on the Closing Date, will limit or extinguish the Purchaser’s right to indemnification hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the Closing Date and except as set forth in the Purchaser Disclosure Statement or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Purchaser makes the following representations to the Target, and the Purchaser acknowledges that the Target is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Purchaser Disclosure Statement, in connection with the execution, delivery and performance of this Agreement:

5.1   Organization and Good Standing

The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable contracts. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

5.2   Capitalization

(a)

The entire authorized capital stock of the Purchaser consists of an unlimited number of Purchaser Shares without par value, of which 1,258,787 Purchaser Shares are currently issued and outstanding, and an unlimited number of preference shares without par value, of which no preference shares are currently issued and outstanding.

(b)	Immediately before the Closing, there will be no more than 11,500,000 Purchaser Shares issued and outstanding.

(c)

Except as set out in this Agreement and the Purchaser Disclosure Statement, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating the Purchaser to issue any additional Purchaser Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from the Purchaser any Purchaser Shares. There are no agreements purporting to restrict the transfer of any of the issued and outstanding Purchaser Shares, and no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Purchaser Shares to which the Purchaser is a party or of which the Purchaser is aware.

5.3   Authority

The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser and to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the Transaction have been duly authorized by the Purchaser Board. Other than as set out in this Agreement, no other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such Transaction Documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief of other equitable remedies; and

(c)	as limited by public policy.

5.4   Validity of Consideration Shares Issuable upon the Closing

The Consideration Shares to be issued to the Accepting Shareholders at Closing will, upon issuance, have been duly and validly authorized and, the Consideration Shares when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5.5   Non-Contravention

Except as set out in the Purchaser Disclosure Statement, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will, directly or indirectly (with or without notice or lapse of time or both):

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Lien, security interest, charge or Encumbrance upon any of the material properties or assets of the Purchaser under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its material property or assets;

(b)

contravene, conflict with, or result in a violation of, any provision of the Charter Documents of the Purchaser, any resolution adopted by the Purchaser Board or the shareholders of the Purchaser, or any Applicable Laws;

(c)

contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

(d)	violate any Order, writ, injunction, decree, statute, rule, or regulation of any court or Governmental Body applicable to the Purchaser or any of its material property or assets.

5.6   Corporate Records of the Purchaser

The corporate records of the Purchaser, as required to be maintained by it pursuant to the laws of the Province of Ontario, are accurate, complete and current in all material respects, and the minute books of the Purchaser are, in all material respects, correct and contain all material records required by the laws of the Province of Ontario in regards to all proceedings, consents, actions and meetings of the Purchaser Board and the shareholders of the Purchaser.

5.7   Purchaser Public Documents

The Purchaser has furnished or made available to the Accepting Shareholders a true and complete copy of each report, schedule and registration statement filed by the Purchaser pursuant to Applicable Securities Laws (collectively, and as such documents have since the time of their filing been amended, the “Purchaser Public Documents”). As of their respective dates, the Purchaser Public Documents complied in all material respects with the requirements of Applicable Securities Laws applicable to such Purchaser Public Documents. The Purchaser Public Documents constitute all of the documents and reports that the Purchaser was required to file pursuant to Applicable Securities Laws. No Governmental Authority has initiated any inquiry, investigation or Proceeding in respect of the Purchaser and the Purchaser is not aware of any event and does not have any information which would result in a Governmental Body initiating an inquiry, investigation or Proceeding or otherwise affect the registration of the Purchaser Shares.

5.8   Actions and Proceedings

Except as disclosed in the Purchaser Public Documents, to the best knowledge of the Purchaser, there is no basis for and there is no claim, charge, arbitration, grievance, action, suit, judgment, demand, investigation or Proceeding by or before any Governmental Body or arbiter now outstanding or pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser which involves any of the Business, property or assets of the Purchaser that, if adversely resolved or determined, would have a Material Adverse Effect on the Purchaser. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Purchaser.

5.9   Compliance

(a)

To the best knowledge of the Purchaser, the Purchaser is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any Applicable Laws related to the business or operations of the Purchaser.

(b)

To the best knowledge of the Purchaser, the Purchaser is not subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its Business and operations that would have a Material Adverse Effect on the Purchaser.

(c)

The Purchaser has duly filed all reports and returns required to be filed by it with any Governmental Body and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of the Purchaser, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

5.10  Filings, Consents and Approvals

No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser of the Transaction or to continue to conduct its Business after the Closing in a manner which is consistent with that in which it is presently conducted.

5.11  Financial Representations

Included with the Purchaser Public Documents are true, correct, and complete copies of the Purchaser Financial Statements. The Purchaser Financial Statements:

(a)	are in accordance with the books and records of the Purchaser;

(b)	present fairly the financial condition of the Purchaser as of the respective dates indicated and its results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

The Purchaser has not received any advice or notification from its independent certified public accountants that the Purchaser has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Purchaser Financial Statements or the books and records of the Purchaser, any properties, assets, Liabilities, revenues, or expenses. The books, records and accounts of the Purchaser accurately and fairly reflect, in reasonable detail, the assets and Liabilities of the Purchaser. The Purchaser has not engaged in any transaction, maintained any bank account, or used any funds of the Purchaser, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Purchaser.

5.12  Absence of Undisclosed Liabilities

The Purchaser has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, other than: (i) payments contemplated by this Agreement to be made by the Purchaser at Closing; and (ii) reasonable accounting and legal fees of the Purchaser incurred in connection with the Transaction.

5.13  Tax Matters

(a)	As of the date hereof:

(i)

the Purchaser has timely filed all Tax Returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to it, and

(ii) all such Tax Returns are true and correct in all material respects.

(b)	The Purchaser has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Purchaser.

(c)

The Purchaser is not presently under and has not received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the date hereof.

(d)

All Taxes required to be withheld on or prior to the date hereof from Employees for Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate Governmental Body.

(e)

To the best knowledge of the Purchaser, the Purchaser Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to the Purchaser for the accounting period ended on the Purchaser Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Purchaser Accounting Date or for which the Purchaser is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Purchaser Financial Statements.

5.14  Absence of Changes

Since the Purchaser Accounting Date, except as disclosed in the Purchaser Public Documents and except as contemplated in this Agreement, the Purchaser has not:

(a)

incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or Encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)

created, incurred, assumed or guaranteed any Indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Purchaser to any mortgage, Lien, pledge, security interest, conditional sales contract or other Encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Purchaser Shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Purchaser Shares;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on its Business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its Business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)

received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect on its Business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees or directors or made any increase in, or any addition to, other benefits to which any of its Employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

5.15  Absence of Certain Changes or Events

Since the Purchaser Accounting Date, except as and to the extent disclosed in the Purchaser Public Documents, there has not been:

(a)	a Material Adverse Effect with respect to the Purchaser; or

(b)	any material change by the Purchaser in its accounting methods, principles or practices.

5.16  Personal Property

There are no material equipment, furniture, fixtures or other tangible personal property and assets owned or leased by the Purchaser, except as disclosed in the Purchaser Public Documents. The Purchaser possesses, and has good and marketable title to all property necessary for the continued operation of the business of the Purchaser as presently conducted and as represented to the Accepting Shareholders. All such property is used in the Business of the Purchaser. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Purchaser are owned or leased by the Purchaser free and clear of all Liens, security interests, charges, Encumbrances and other adverse claims, except as previously disclosed to the Target.

5.17  Subsidiaries

The Purchaser has no subsidiaries.

5.18  Insurance

The assets owned by the Purchaser are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by the Purchaser, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

5.19  Employees and Consultants

To the best knowledge of the Purchaser, no employee of the Purchaser is in violation of any term of any Employment Agreement, non-disclosure agreement, non-competition agreement or any other Contract or agreement relating to the relationship of such Employee with the Purchaser or any other nature of the Business conducted or to be conducted by the Purchaser.

5.20  Real Property

The Purchaser does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Purchaser Leases”) to which the Purchaser is a party or is bound, as disclosed in writing to the Target or as disclosed in the Purchaser Public Documents, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by the Purchaser pursuant to any such Purchaser Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Purchaser Leases. The Purchaser Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. The Purchaser has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Purchaser Leases or the leasehold property pursuant thereto.

5.21  Material Contracts and Transactions

Other than as expressly contemplated by this Agreement, there are no Material Contracts to which the Purchaser is a party, except as previously disclosed to the Target or as disclosed in the Purchaser Public Documents. The Purchaser has made available to the Target a copy of each Material Contract. Each Material Contract of the Purchaser is in full force and effect, and there exists no material breach or violation of or default by the Purchaser under any Material Contract of the Purchaser, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Material Contract by the Purchaser. To the best knowledge of the Purchaser, the continuation, validity and effectiveness of each Material Contract of the Purchaser will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any Material Contract of the Purchaser.

5.22  Certain Transactions

Except as previously disclosed to the Target or as disclosed in the Purchaser Public Documents, the Purchaser is not a guarantor or indemnitor of any Indebtedness of any Person.

5.23  Internal Accounting Controls

The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.24  Listing and Maintenance Requirements

The Purchaser’s Shares are currently quoted on the OTC Bulletin Board and the Purchaser has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or FINRA or any trading market on which the Purchaser Shares are or have been listed or quoted, to the effect that the Purchaser is not in compliance with the quoting, listing or maintenance requirements of the OTC Bulletin Board or such other trading market. No Governmental Body has issued any Order preventing or suspending the trading of the Purchaser Shares or prohibiting the issuance of the Consideration Shares to be delivered hereunder, and, to the Purchaser’s knowledge, no Proceedings for such purpose are pending or threatened.

5.25  No SEC or FINRA Inquiries

Neither the Purchaser nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC or FINRA. The Purchaser currently does not have any outstanding comment letters or other correspondences from the SEC or FINRA. The Purchaser does not reasonably know of any event or have any information which would result in the SEC or FINRA initiating an inquiry, investigation or Proceeding or otherwise affect the Purchaser.

5.26  No Agents

The Purchaser warrants that no broker, agent or other intermediary has been engaged by the Purchaser in connection with the Transaction and, consequently, no commission is payable or due to a third party from the Purchaser.

5.27  Undisclosed Information

(a)

The Purchaser does not have any specific information relating to the Purchaser which is not generally known or which has not been disclosed to the Target and which could reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)

To the Purchaser’s knowledge, no representation or warranty of the Purchaser in this Agreement and no statement in the Purchaser Disclosure Statement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.28  Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the Transaction will be deemed to be representations and warranties by the Purchaser hereunder.

5.29  Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition in this Agreement by the Target or the Accepting Shareholders, as applicable, the representations, warranties, covenants and agreements of the Purchaser hereunder will (except where otherwise specifically provided for in this Agreement) survive the Closing and will continue in full force and effect for six (6) months after the Closing Date.

5.30  Reliance

The Purchaser acknowledges and agrees that the Target and the Accepting Shareholders have entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Target or the Accepting Shareholders, and that no information which is now known or should be known or which may hereafter become known by the Target or the Accepting Shareholders or their respective professional advisers, on the Closing Date, will limit or extinguish the right to indemnification hereunder.

ARTICLE 6
CLOSING

6.1   Closing Date and Location

The Transaction will be completed at 10:00 a.m. (Pacific time) on the Closing Date, at the offices of the Purchaser’s Solicitors, or at such other location and time as is mutually agreed to by the Purchaser and the Target. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Purchaser and the Target, provided such undertakings are satisfactory to each party’s respective legal counsel.

6.2   Target and Accepting Shareholders Closing Documents

On the Closing Date, the Target and the Accepting Shareholders will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 7.1 and such other documents as the Purchaser may reasonably require to effect the Transaction.

6.3   Purchaser Closing Documents

On the Closing Date, the Purchaser will deliver, or cause to be delivered, to the Target and the Accepting Shareholders the documents set forth in Section 8.1 and such other documents as the Target may reasonably require to effect the Transaction.

ARTICLE 7
PURCHASER’S CONDITIONS PRECEDENT

7.1   Purchaser’s Conditions

The obligation of the Purchaser to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing Date, of the conditions precedent set forth below. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser in its discretion:

(a)

the Purchaser will have reviewed and approved of all materials in the possession and control of the Target and the Accepting Shareholders which are germane to the Purchaser’s decision to proceed with the Transaction;

(b)

the Purchaser and its solicitors will be reasonably satisfied that the due diligence, analysis and other customary examinations that they have performed regarding the financial position and the business of the Target are consistent, in all material respects, with the representations and warranties of the Target and the Accepting Shareholders set forth in this Agreement;

(c)

the Purchaser and its accountants shall have received, and had a reasonable opportunity to review, a copy of the Target Financial Statements from the Target and will be reasonably satisfied with the content of the Target Financial Statements;

(d)	the Target will have provided the Purchaser with a legal opinion of the Target’s counsel, in a form reasonably satisfactory to the Purchaser’s Solicitors;

(e)

all required approvals, consents, authorizations and waivers relating to the consummation of the Transaction by the Purchaser, including antitrust clearance to the extent applicable, will have been obtained;

(f)	the Target will have obtained the consent of any parties from whom consent to the Transaction is required;

(g)

the Target and the Accepting Shareholders will have performed and complied with all obligations, covenants and agreements of the Target and the Accepting Shareholders set out in this Agreement and the representations and warranties of the Target and each of the Accepting Shareholders set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date and with the same effect as if made at and as of the Closing Date and the Purchaser will have received:

(i)

from the Target, a certificate executed by an officer of the Target certifying that all obligations, covenants and agreements of the Target contained in this Agreement have been performed and complied with and that the representations and warranties of the Target set forth in this Agreement are true and correct in all material respects as at the Closing Date; and

(ii) from each Accepting Shareholder, a completed and executed US Certificate or Non-US Certificate, as applicable;

(h)	on the Closing Date, the Target’s total Liabilities, determined in accordance with GAAP, net of cash, shall not exceed $5,000;

(i)	no Material Adverse Change will have occurred with respect to the Business of the Target or the Shares;

(j)

this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to the Purchaser, will have been executed and delivered to the Purchaser;

(k)

no claim will have been asserted or made that any Person (other than the Purchaser or the Accepting Shareholders) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or any other voting, equity, or ownership interest in, the Target, or (other than the Accepting Shareholders) is entitled to all or any portion of the Consideration Shares;

(l)	no Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains,

enjoins or restricts the consummation of the Transaction, provided, however, that the parties to this Agreement shall use their reasonable best efforts to cause any such Order to be vacated or lifted;

(m)	approval of the Purchaser Board and the board of directors of the Target will have been obtained;

(n)	the Purchaser will have entered into an agreement to purchase at least 51% of Trichoscience Innovations Inc. and such purchase will close contemporaneously with the closing of the Transaction; and

(o)	the Purchaser will have received from the Target, the following closing documentation:

(i)

a certified copy of resolutions of the directors of the Target authorizing the transfer of the Shares from the Accepting Shareholders to the Purchaser, the registration of the Shares from the Accepting Shareholders into the name of the Purchaser and the issue of share certificates representing the Shares from the Accepting Shareholders registered in the name of the Purchaser;

(ii) a certified copy of the central securities register of the Target showing the Purchaser as the registered owner of the Shares from the Accepting Shareholders;

(iii)

all such instruments of transfer, duly executed, which in the opinion of the Purchaser acting reasonably are necessary to effect and evidence the transfer of the Shares from the Accepting Shareholders to the Purchaser free and clear of all Encumbrances; and

(iv) the corporate minute books and all other books and records of the Target.

7.2   Waiver/Survival

The conditions set forth in this Article 7 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, the completion of the Transaction will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Target and the Accepting Shareholders in this Agreement, and the representations and warranties of the Target and the Accepting Shareholders in this Agreement will survive the Closing and issuance of the Consideration Shares for the applicable period set out in Sections 3.19 and 4.3, as applicable.

7.3   Covenant of the Target and the Accepting Shareholders

The Target and the Accepting Shareholders covenant to deliver all of the closing documentation set out in Section 7.1.

ARTICLE 8
TARGET’S AND ACCEPTING SHAREHOLDERS’ CONDITIONS PRECEDENT

8.1   Target’s and Accepting Shareholders’ Conditions

The obligation of the Target and the Accepting Shareholders to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing Date, of the conditions precedent set forth below. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Target and the Accepting Shareholders and may be waived by the Target in its discretion:

(a)	the Target will have reviewed and approved of all materials in the possession and control of the Purchaser which are germane to the Target’s decision to proceed with the Transaction;

(b)

the Target and its solicitors will be reasonably satisfied that the due diligence, analysis and other customary examinations that they have performed regarding the financial position and the business of the Purchaser are consistent, in all material respects, with the representations and warranties of the Purchaser set forth in this Agreement;

(c)

the Target and its accountants shall have had a reasonable opportunity to review the Purchaser Financial Statements and will be reasonably satisfied with the content of the Purchaser Financial Statements;

(d)

all required approvals, consents, authorizations and waivers relating to the consummation of the Transaction by the Target, including antitrust clearance to the extent applicable, will have been obtained;

(e)	the Purchaser will have obtained the consent of any parties from whom consent to the Transaction is required;

(f)

the Purchaser will have performed and complied with all obligations, covenants and agreements of the Purchaser set out in this Agreement and the representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date and with the same effect as if made at and as of the Closing Date and the Target will have received from the Purchaser, a certificate executed by an officer of the Purchaser certifying that all obligations, covenants and agreements of the Purchaser contained in this Agreement have been performed and complied with and that the representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as at the Closing Date; and

(g)	no Material Adverse Change will have occurred with respect to the Business of the Purchaser;

(h)	the approval of the Purchaser Board and the board of directors of the Target for the Transaction will have been obtained;

(i)	the approval of all Accepting Shareholders will have been obtained;

(j)

this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance satisfactory to the Target will have been executed and delivered to the Target;

(k)	the Consideration Shares will have been delivered in accordance with Section 6.3;

(l)

no Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains, enjoins or restricts the consummation of the Transaction, provided, however, that the parties to this Agreement shall use their reasonable best efforts to cause any such Order to be vacated or lifted; and

(m)

the Purchaser will have entered into an agreement to purchase not less than 55% of the shares of Trichoscience Innovations Inc. and such purchase will close contemporaneously with the closing of the Transaction.

8.2   Waiver/Survival

The conditions set forth in this Article 8 are for the exclusive benefit of the Target and the Accepting Shareholders and may be waived by the Target and the Accepting Shareholders in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, completion of the Transaction by the Target and the Accepting Shareholders will not prejudice or affect in any way the rights of the Target and the Accepting Shareholders in respect of the warranties and representations of the Purchaser set forth in this Agreement, and the representations and warranties of the Purchaser in this Agreement will survive the Closing and issuance of the Consideration Shares for the applicable period set out in Section 5.29.

8.3   Covenant of the Purchaser

The Purchaser covenants to deliver all of the closing documentation set out in Section 8.1.

ARTICLE 9
CONDUCT OF BUSINESS PRIOR TO CLOSING

9.1   Conduct

Except as otherwise contemplated or permitted by this Agreement, or as set forth in the Target Disclosure Statement, during the period from the date of this Agreement to the Closing Date, the Target will do the following:

(a)	conduct the Business in the ordinary and usual course and in a continuous fashion and will not, without the prior written consent of the Purchaser:

	(i)	enter into any transaction which would constitute a breach of the Target’s or the Accepting Shareholders’ representations, warranties or agreements contained herein;

	(ii)	sell, or undertake to sell, any of the Shares or any other securities of the Target;

(iii)

increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees, officers or directors or make any increase in, or any addition to, other benefits to which any of its Employees, officers or directors may be entitled;

(iv)

create, incur, assume or guarantee any indebtedness for money borrowed, or mortgaged or pledged by the Target or a third party, and will not subject any of the material assets or properties of the Target to any mortgage, lien, pledge, security interest, conditional sales contract or other Encumbrance related to any such indebtedness for money borrowed;

(v)

declare, set aside or pay any dividend or make or agree to make any other distribution or payment in respect of the Target’s capital shares or redeem, repurchase or otherwise acquire or agree to redeem, purchase or acquire any of the Target’s capital shares or equity securities; or

(vi)	pay any amount (other than salaries in the ordinary course of business) to any Related Party of the Target or the Accepting Shareholders;

(b)	comply with all laws affecting the operation of the Business and pay all required Taxes;

(c)

not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of or render untrue any representation, warranty, covenant or other obligation of the Target or the Accepting Shareholders contained herein;

(d)

use commercially reasonable efforts to preserve intact the Business and the assets, operations and affairs of the Target and carry on the Business and the affairs of the Target substantially as currently conducted, and use commercially reasonable efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Target;

(e)

take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the Transaction;

(f)	otherwise respond reasonably promptly to reasonable requests from the Purchaser for information concerning the status of the Business, operations, and finances of the Target; and

(g)	comply with the provisions of Article 10 of this Agreement.

ARTICLE 10
ADDITIONAL COVENANTS OF THE PARTIES

10.1  Escrow Agreement

At Closing, David Hall and Debra Anne Orange agree to enter into an escrow agreement (the “Escrow Agreement”) with Clark Wilson LLP (the “Trustee”) with respect to the Exchange Shares, pursuant to which David Hall and Debra Anne Orange will deposit their respective Exchange Shares with the Trustee until such Exchange Shares are released from the Escrow Agreement in accordance with the terms set out in Schedule D attached hereto.

10.2  Consents

The parties covenant and agree that they will use commercially reasonable efforts to obtain the consents, renunciations and approvals of third parties which are necessary to the completion of the Transaction, provided that such consents, renunciations or approvals may be validly given by such third parties in accordance with relevant agreements, covenants or applicable law.

10.3  Exclusivity

Until such time, if any, as this Agreement is terminated pursuant to Article 12, the Transaction is consummated or as otherwise agreed to by the parties hereto, none of the parties to this Agreement (through their advisors, directors, bankers, Employees, shareholders, agents or otherwise) will, directly or indirectly:

(a)

solicit, initiate, encourage, facilitate or discuss any proposition, offer, inquiry, submission or proposal from any other Person concerning: (i) the purchase of any part of their issued and outstanding securities, including the Shares; (ii) the purchase of any significant elements of their respective assets; or (iii) any merger, reorganization, arrangement, capitalization or any other form of business merger implicating, directly or indirectly, any party to this Agreement or their respective Businesses (a “Proposed Transaction”); or

(b)	enter into any agreement, discussions or negotiations with any Person, company or other entity with respect to a Proposed Transaction.

Each of the parties to this Agreement will provide written notification to the other parties hereto of all propositions, offers, bids or information requests that they might receive regarding a Proposed Transaction and must provide the other parties to this Agreement with all relevant information in their possession related to such Proposed Transaction.

10.4  Access for Investigation

(a)	Between the date of this Agreement and the Closing Date, the Target will:

(i)

afford the Purchaser, the Purchaser’s Solicitors and the Purchaser’s representatives, advisors, prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to the Target’s personnel, properties, Contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Target’s Business;

	(ii)	furnish the Purchaser and the Purchaser’s Advisors with copies of all such Contracts, books and records, and other existing documents and data, as the Purchaser may reasonably request; and

	(iii)	furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information, as the Purchaser may reasonably request.

(b)	Between the date of this Agreement and the Closing Date, the Purchaser will:

(i)

afford the Target, the Accepting Shareholders and their respective representatives, legal and advisors and prospective lenders and their representatives (collectively, the “Target’s Advisors”) full and free access to the Purchaser’s personnel, properties, contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Purchaser’s business;

(ii)

furnish the Target, the Accepting Shareholders and the Target’s Advisors with copies of all such contracts, books and records, and other existing documents and data, as the Target and the Accepting Shareholders may reasonably request; and

(iii)

furnish the Target, the Accepting Shareholders and the Target’s Advisors with such additional financial, operating, and other data and information, as the Target and the Accepting Shareholders may reasonably request.

10.5  Required Filings

(a)

As promptly as practicable after the date of this Agreement, the Target will make all filings required by Legal Requirements to be made by it in order to consummate the Transaction. Between the date of this Agreement and the Closing Date, the Target and the Accepting Shareholders will cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Legal Requirements to make in connection with the Transaction.

(b)

As promptly as practicable after the date of this Agreement, the Purchaser will make all filings required by Legal Requirements to be made by it in order to consummate the Transaction. The Purchaser will (i) provide the Accepting Shareholders with copies of all correspondence with Governmental Bodies relating to such Legal Requirements, (ii) allow the Accepting Shareholders to participate on all discussions or meetings (whether in person or via phone or other technology) with Governmental Bodies relating to such Legal Requirements, and (iii) provide the Accepting Shareholders with reasonable notice of each of the foregoing, and a reasonable opportunity to participate in the process where appropriate.

10.6  Notification

Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if any such party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Target Disclosure Statement or Purchaser Disclosure Statement between the date of this Agreement and the Closing Date, if such Disclosure Statement were dated the date of the occurrence or discovery of any such fact or condition, the Target or the Purchaser, as applicable, will promptly deliver to the other party a supplement to such Disclosure Statement specifying such change. During the same period, each party hereto will promptly notify the other parties hereto of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.

10.7  Best Efforts

Between the date of this Agreement and the Closing Date, the parties will use their best efforts to cause the conditions contained in this Agreement to be satisfied.

10.8  Disclosure of Confidential Information

Until the Closing Date and, if this Agreement is terminated without consummation of the Transaction, then after such termination, the Purchaser, the Target and each of the Accepting Shareholders will maintain in confidence, will cause their respective directors, officers, Employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Bodies having jurisdiction, any confidential written, oral, or other information obtained during the course of the investigations in connection with this Agreement or the Transaction, unless:

(a)	such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

(b)

the use of such information is necessary or appropriate pursuant to Applicable Securities Laws or in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or

(c)	the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

10.9  Public Notices

The parties agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with Applicable Laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

ARTICLE 11
REGISTRATION OF PURCHASER SHARES

The Target and the Accepting Shareholders hereby acknowledge and agree that, as soon as reasonably possible after the Closing, the Purchaser will file a registration statement on Form F-1with the SEC registering:

(a)	the Purchaser Shares issued to the Non-Escrowed Shareholders; and

(b)	250,000 of the Purchaser Shares issued to David Hall (collectively, the “Registrable Shares”).

The Purchaser will include in such registration statement all or any part of the Registrable Shares provided, however, that the Purchaser shall not be required to register any of the Registrable Shares that are eligible for sale pursuant to Rule 144(k) of the Securities Act. Notwithstanding any other provision of this Agreement, if the Purchaser receives a comment from the SEC which effectively results in the Purchaser having to reduce the number of Registrable Shares being registered on such registration statement, then the Purchaser may, in its sole discretion, reduce, on a pro rata basis, along with all other Purchaser Shares being registered under such registration statement, the number of Registrable Shares to be included in such registration statement.

ARTICLE 12
TERMINATION

12.1  Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a)	mutual agreement of the Purchaser and the Target;

(b)

the Purchaser, if there has been a material breach by the Target or an Accepting Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target or an Accepting Shareholder that is not cured, to the reasonable satisfaction of the Purchaser, within ten (10) business days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by the Target or an Accepting Shareholder that, by its nature, cannot be cured);

(c)

the Target, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Accepting Shareholders, within ten (10) business days after notice of such breach is given by the Target or the Accepting Shareholders (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);

(d)

the Purchaser or the Target if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the transaction contemplated by this Agreement has become final and non-appealable; or

(e)	if the Transaction has not been consummated prior to the Closing Date, unless otherwise extended by the written agreement of the parties hereto.

12.2  Effect of Termination

In the event of the termination of this Agreement as provided in Section 12.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

ARTICLE 13
INDEMNITIES

13.1  Agreement of the Purchaser to Indemnify

The Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, the Target and/or the Accepting Shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Target and/or the Accepting Shareholders by reason of, resulting from, based upon or arising out of:

(a)

the material breach by the Purchaser of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the material breach or partial breach by the Purchaser of any covenant or agreement of the Purchaser made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

13.2  Agreement of the Target and the Accepting Shareholders to Indemnify

The Target and each Accepting Shareholder will indemnify, defend, and hold harmless, to the full extent of the law, the Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of:

(a)

the material breach by the Target or an Accepting Shareholder of any representation or warranty of the Target or an Accepting Shareholder contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the material breach or partial breach by the Target or an Accepting Shareholder of any covenant or agreement of the Target or an Accepting Shareholder made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

13.3  Third Party Claims

(a)

If any third party notifies a party entitled to indemnification under Section 13.1 or 13.2 (each an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to an indemnity claim against a party required to indemnify such Indemnified Party under Section 13.1 or 13.2 (each an “Indemnifying Party”), then the Indemnified Party will promptly give written notice to Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 13, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)

The Indemnifying Party will be entitled to participate in the defense of any Third-Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 13.3(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party elects to assume the defense of such Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Indemnifying Party is a party to the Third-Party Claim or, in the reasonable opinion of the indemnified Party some other actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party determines in good faith that joint representation would not be inappropriate, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third-Party Claim.

(c)

The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third-Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)

If the Indemnifying Party does not deliver the notice contemplated by Section 13.3(b)(i), or the evidence contemplated by Section 13.3(b)(ii), within fifteen days after the Indemnified Party has given notice of the Third-Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third- Party Claim in any manner it may deem appropriate; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third- Party Claim pursuant to this Section 13.3(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 13.

13.4  Exclusive Remedy

After the Closing, this Article 13 shall be the sole and exclusive remedy for any inaccuracy of any representation and warranty, or breach of any covenant obligation, made in connection with this Agreement.

ARTICLE 14
GENERAL

14.1  Expenses

All costs and expenses incurred in connection with the preparation of this Agreement and the Transaction will be paid by the party incurring such expenses, provided that the Purchaser and the Target acknowledge and agree that each of the parties’ costs will be paid from the proceeds of a financing to be undertaken by the Purchaser in connection this Transaction.

14.2  Indemnifications Not Affected by Investigation

The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

14.3  Assignment

No parties to this Agreement may assign any of their respective rights under this Agreement without the prior consent of each of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of each of the parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, as applicable.

14.4  Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to the Purchaser:

Newcastle Resources Ltd.
Suite 605 – 475 Howe Street
Vancouver, BC V6C 2B3

Attention:       Brent Petterson
Telephone:     (604) 684-4312
Facsimile:       (604) 689-0046
Email:             brentpetterson@telus.net

With a copy (which will not constitute notice) to:
Clark Wilson LLP
Barristers & Solicitors
Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1

Attention:       Virgil Z. Hlus
Telephone:     (604) 687-5700
Facsimile:       (604) 687-6314
Email:             vzh@cwilson.com

If to the Accepting Shareholders or to the Target:

583885 B.C. Ltd.
Suite 200 – 455 Granville Street
Vancouver, BC V6C 1T1
Attention:       Matt Wayrynen
Telephone:     604-248-8732
                      604-682-3701
Facsimile:       604-682-3600
Email:             mwayrynen@hotmail.com

With a copy (which will not constitute notice) to:
Borden Ladner Gervais LLP
Suite 1200 – 200 Burrard Street
Vancouver, BC V7X 1T2

Attention:       Warren Learmonth
Telephone:     (604) 687-5744
Facsimile:       (604) 687-1415
Email:             wlearmonth@blgcanada.com

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

14.5  Governing Law; Venue

This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to applicable choice of law provisions thereof. The parties hereto agree that any action, suit or proceeding arising out of or relating to this Agreement or the Transaction will be brought in a suitable court located in the Province of British Columbia and each party hereto irrevocably submits to the exclusive jurisdiction of those courts.

14.6  Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

14.7  Entire Agreement

This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

14.8  Further Assurances

The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

14.9  Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

14.10 Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties.

14.11 Schedules and Disclosure Statements

The schedules attached, the Target Disclosure Statement and the Purchaser Disclosure Statement provided pursuant to this Agreement are incorporated herein.

14.12 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

583885 B.C. LTD.

Per:    _______________________________________
           Authorized Signatory

NEWCASTLE RESOURCES LTD.

Per:    _______________________________________
           Authorized Signatory

SCHEDULE A

SHAREHOLDER INFORMATION

TO BE COMPLETED BY ACCEPTING SHAREHOLDERS
Name	Address	Number of Shares Held	Signature	Number of Consideration Shares to be Received	SSN/SIN/EIN
Dr. Rolf Hoffmann	In den Eschmatten 24 79117 Freiburg, Germany	250,000		250,000
Peter Jensen		250,000		250,000
Matthew J. Wayrynen	5560 Westhaven Road West Vancouver, BC V7W 3E9	250,000		250,000
David Hall		2,400,000		2,400,000
Debra Anne Orange		1,000,000		1,000,000
Dr. David McLean	1246 West 26th Avenue Vancouver, BC V6H 2A9	250,000		250,000
TOTAL:		4,400,000		4,400,000

SCHEDULE B

CERTIFICATE OF NON-U.S. SHAREHOLDER

Capitalized terms used but not otherwise defined in this Certificate shall have the meanings given to such terms in that certain Share Exchange Agreement dated October 13, 2010 (the “Agreement”) among the Purchaser, the Target and the Accepting Shareholders, including the undersigned. In connection with the issuance of the Consideration Shares to the undersigned, the undersigned hereby agrees, acknowledges, represents and warrants that:

          1.       the undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

          2.       none of the Consideration Shares have been or will be registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any Applicable Securities Laws;

          3.       offers and sales of any of the Consideration Shares prior to the expiration of a period of six months after the date of original issuance of the Consideration Shares (the six month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

          4.       the undersigned will not engage in any hedging transactions involving any of the Consideration Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with Applicable Securities Laws;

          5.       the undersigned is acquiring the Consideration Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Consideration Shares in the United States or to U.S. Persons;

          6.       the undersigned has not acquired the Consideration Shares as a result of, and will not itself engage in, any directed selling efforts (as defined in Regulation S) in the United States in respect of the Consideration Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Consideration Shares; provided, however, that the undersigned may sell or otherwise dispose of the Consideration Shares pursuant to registration thereof under the Securities Act and any Applicable Securities Laws or under an exemption from such registration requirements;

          7.       the statutory and regulatory basis for the exemption claimed for the sale of the Consideration Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any Applicable Securities Laws;

          8.       except as set out in the Agreement, the Purchaser has not undertaken, and will have no obligation, to register any of the Consideration Shares under the Securities Act;

          9.       the Purchaser is entitled to rely on the acknowledgements, agreements, representations and warranties of the undersigned contained in the Agreement and this Certificate, and the undersigned will hold harmless the Purchaser from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the undersigned not being true and correct;

          10.      the undersigned has been advised to consult its own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Consideration Shares and, with respect to applicable resale restrictions, is solely responsible (and the Purchaser is not in any way responsible) for compliance with applicable resale restrictions;

          11.      the undersigned and the undersigned’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Purchaser in connection with the acquisition of the Consideration Shares under the Agreement, and to obtain additional information, to the extent possessed or obtainable by the Purchaser without unreasonable effort or expense;

          12.      the books and records of the Purchaser were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Consideration Shares under the Agreement have been made available for inspection by the undersigned, the undersigned’s attorney and/or advisor(s);

          13.      the undersigned:

(a)

is knowledgeable of, or has been independently advised as to, the Applicable Securities Laws of the securities regulators having application in the jurisdiction in which the undersigned is resident (the “International Jurisdiction”) which would apply to the acquisition of the Consideration Shares;

(b)

the undersigned is acquiring the Consideration Shares pursuant to exemptions from prospectus or equivalent requirements under Applicable Securities Laws or, if such is not applicable, the undersigned is permitted to acquire the Consideration Shares under the Applicable Securities Laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(c)

the Applicable Securities Laws of the authorities in the International Jurisdiction do not require the Purchaser to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Consideration Shares; and

(d)	the acquisition of the Consideration Shares by the undersigned does not trigger:

(i)	any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

(ii)	any continuous disclosure reporting obligation of the Purchaser in the International Jurisdiction; and

the undersigned will, if requested by the Purchaser, deliver to the purchaser a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in Sections 13(c) and 13(d) above to the satisfaction of the Purchaser, acting reasonably;

          14.      the undersigned (i) is able to fend for itself in connection with the acquisition of the Consideration Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Consideration Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

          15.      the undersigned is not aware of any advertisement of any of the Consideration Shares and is not acquiring the Consideration Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

          16.      except as set out in the Agreement, no Person has made to the undersigned any written or oral representations:

(a)	that any Person will resell or repurchase any of the Consideration Shares;

(b)	that any Person will refund the purchase price of any of the Consideration Shares;

(c)	as to the future price or value of any of the Consideration Shares; or

(d)

that any of the Consideration Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Consideration Shares on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the Purchaser Shares on the OTC Bulletin Board;

          17.      the undersigned is outside the United States when receiving and executing this Agreement and is acquiring the Consideration Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in the Consideration Shares;

          18.      neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

          19.      the Consideration Shares are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a Person in the United States;

          20.      the undersigned understands and agrees that the Consideration Shares issued to the undersigned will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”;

          22.      if the undersigned is a resident of British Columbia, the undersigned acknowledges and agrees that, in addition to the legend set forth in paragraph 21 above, the Consideration Shares issued to the undersigned will also bear the BC Legend as follows:

“UNLESS OTHERWISE PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN OR FROM BRITISH COLUMBIA UNLESS THE CONDITIONS IN SECTION 12(2) OF BC INSTRUMENT 51-509 ISSUERS QUOTED IN THE U.S. OVER-THE-COUNTER MARKET ARE MET.”;

          22.      if the undersigned is not a resident of British Columbia, the undersigned acknowledges, agrees, represents and warrants that:

(a)

pursuant to BCI 51-509, a subsequent trade in any of the Consideration Shares in or from British Columbia will be a distribution subject to the prospectus and registration requirements of Applicable Securities Laws (including the BC Act) unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the Consideration Shares (or ownership statement issued under a direct registration system or other book entry system) bear the BC Legend;

(b)

the undersigned is not a resident of British Columbia and undertakes not to trade or resell any of the Consideration Shares in or from British Columbia unless the trade or resale is made in accordance with BCI 51-509. The undersigned understands that others will rely upon the truth and accuracy of the representations and warranties contained in this Certificate and agrees that if such representations and warranties are no longer accurate or have been breached, the undersigned shall immediately notify the Purchaser;

(c)

by executing and delivering the Agreement and this Certificate and as a consequence of the representations and warranties made by the undersigned contained in this Certificate, the undersigned will have directed the Purchaser not to include the BC Legend on any certificates representing any of the Consideration Shares to be issued to the undersigned. As a consequence, the undersigned will not be able to rely on the resale provisions of BCI 51-509, and any subsequent trade in any of the Consideration Shares in or from British Columbia will be a distribution subject to the prospectus and registration requirements of the BC Act; and

(d)

if the undersigned wishes to trade or resell any of the Consideration Shares in or from British Columbia, the undersigned agrees and undertakes to return, prior to any such trade or resale, any certificate representing the Consideration Shares to the Purchaser’s transfer agent or the Purchaser, as applicable, to have the BC Legend imprinted on such certificate or to instruct the Purchaser’s transfer agent to include the BC Legend on any ownership statement issued under a direct registration system or other book entry system; and

          23.      the Purchaser shall refuse to register any transfer of Consideration Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, pursuant to an available exemption from registration under the Securities Act or pursuant to an available exemption from the registration and prospectus requirements of the BC Act.

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

Date: _______________________, 2010
Signature

Print Name

Title (if applicable)

Address

SCHEDULE C

CERTIFICATE OF U.S. SHAREHOLDER

Capitalized terms used but not otherwise defined in this Certificate shall have the meanings given to such terms in that certain Share Exchange Agreement dated October 13, 2010 among the Purchaser, the Target and the Accepting Shareholders, including the undersigned (the “Agreement”). In connection with the issuance of the Consideration Shares to the undersigned, the undersigned hereby agrees, acknowledges, represents and warrants, as an integral part of the Agreement, that:

          1.       the undersigned satisfies one or more of the categories of “Accredited Investor”, as defined by Regulation D promulgated under the Securities Act, as indicated below: (Please initial in the space provide those categories, if any, of an “Accredited Investor” which the undersigned satisfies.)

______	Category 1

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of US $5,000,000.

______	Category 2	A natural person whose individual net worth, or joint net worth with that person’s spouse, on the date of purchase exceeds US $1,000,000.

______	Category 3

A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

______	Category 4	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States).

______	Category 5	A director or executive officer of the Target who will continue to be a director or executive officer of the Purchaser after the Closing.

______	Category 6

A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

______	Category 7	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

Note that if the undersigned is claiming to satisfy one of the above categories of Accredited Investor, the undersigned may be required to supply the Purchaser with a balance sheet, prior years’ federal income tax returns or other appropriate documentation to verify and substantiate the undersigned’s status as an Accredited Investor.

If the undersigned is an entity which initialled Category 7 in reliance upon the Accredited Investor categories above, state the name and address of each equity owner, together with which of Categories 1 to 6 each equity owner falls into (please use an additional page if necessary):

______________________________________________________________________________

______________________________________________________________________________

          2.       none of the Consideration Shares have been or will be registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state and foreign securities laws;

          3.       the undersigned understands and agrees that offers and sales of any of the Consideration Shares shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

          4.       the undersigned understands and agrees not to engage in any hedging transactions involving any of the Consideration Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state and provincial securities laws;

          5.       the undersigned is acquiring the Consideration Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Consideration Shares in the United States or to U.S. Persons;

          6.       except as set out in the Agreement, the Purchaser has not undertaken, and will have no obligation, to register any of the Consideration Shares under the Securities Act;

          7.       the Purchaser is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the undersigned contained in the Agreement and this Certificate, and the undersigned will hold harmless the Purchaser from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the undersigned not being true and correct;

          8.       the undersigned has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Consideration Shares and, with respect to applicable resale restrictions, is solely responsible (and the Purchaser is not in any way responsible) for compliance with applicable resale restrictions;

          9.       the undersigned and the undersigned’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Purchaser in connection with the acquisition of the Consideration Shares under the Agreement, and to obtain additional information, to the extent possessed or obtainable by the Purchaser without unreasonable effort or expense;

          10.      the books and records of the Purchaser were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the undersigned during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Consideration Shares under the Agreement have been made available for inspection by the undersigned, the undersigned’s attorney and/or advisor(s);

          11.      the undersigned (i) is able to fend for itself in connection with the acquisition of the Consideration Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Consideration Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

          12.      the undersigned is not aware of any advertisement of any of the Consideration Shares and is not acquiring the Consideration Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

          13.      except as set out in the Agreement, no person has made to the undersigned any written or oral representations:

(a)	that any person will resell or repurchase any of the Consideration Shares;

(b)	that any person will refund the purchase price of any of the Consideration Shares;

(c)	as to the future price or value of any of the Consideration Shares; or

(d)

that any of the Consideration Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Consideration Shares on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of the Purchaser on the OTC Bulletin Board;

          14.      none of the Consideration Shares are listed on any stock exchange or automated dealer quotation system and, except as set out in the Agreement, no representation has been made to the undersigned that any of the Consideration Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of the Purchaser on the OTC Bulletin Board;

          15.      the undersigned is acquiring the Consideration Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Consideration Shares;

          16.      neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

          17.      the Purchaser shall refuse to register any transfer of Consideration Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act;

          18.      the Consideration Shares issued to the undersigned will bear the following legend:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S.

STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”;

          19.      the address of the undersigned included herein is the sole address of the undersigned as of the date of this certificate;

          20.      the undersigned is the beneficial owner of their respective Consideration Shares free and clear of all liens, charges and encumbrances of any kind whatsoever;

          21.      other than the Charter Documents of the Target, there are no written instruments, buy-sell agreements, registration rights or agreements, voting agreements or other agreements by and between or among the undersigned and any other Person, imposing any restrictions upon the transfer, prohibiting the transfer of or otherwise pertaining to the Consideration Shares held by the undersigned or the ownership thereof;

          22.      no Person has or will have any agreement or option or any right capable at any time of becoming an agreement to purchase or otherwise acquire the Consideration Shares held by the undersigned or require the undersigned to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of their Consideration Shares other than under the Agreement;

          23.      the undersigned waives all claims and actions connected with the issuance of or rights attached to the Consideration Shares held by the undersigned, including without limitation, the benefit of any representations, warranties and covenants in favour of the undersigned contained in any share purchase or subscription agreement(s) for such Consideration Shares; and any registration, liquidation, or any other rights by and between or among the undersigned and any other Person, which may be triggered as a result of the consummation of the Transaction;

          24.      pursuant to BCI 51-509, a subsequent trade in any of the Consideration Shares in or from British Columbia will be a distribution subject to the prospectus and registration requirements of Applicable Securities Laws in Canada (including the BC Act) unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the Consideration Shares (or ownership statement issued under a direct registration system or other book entry system) bear the restrictive legend (the “BC Legend”) specified in BCI 51-509;

          25.      the undersigned is not a resident of British Columbia and undertakes not to trade or resell any of the Consideration Shares in or from British Columbia unless the trade or resale is made in accordance with BCI 51-509. The undersigned understands that others will rely upon the truth and accuracy of the representations and warranties contained in this Certificate and agrees that if such representations and warranties are no longer accurate or have been breached, the undersigned shall immediately notify the Purchaser;

          27.      by executing and delivering the Agreement and as a consequence of the representations and warranties made by the undersigned contained in this Certificate, the undersigned will have directed the Purchaser not to include the BC Legend on any certificates representing any of the Consideration Shares to be issued to the undersigned. As a consequence, the undersigned will not be able to rely on the resale provisions of BCI 51-509, and any subsequent trade in any of the Consideration Shares in or from

British Columbia will be a distribution subject to the prospectus and registration requirements of the BC Act; and

          28.      if the undersigned wishes to trade or resell any of the Consideration Shares in or from British Columbia, the undersigned agrees and undertakes to return, prior to any such trade or resale, any certificate representing the Consideration Shares to the Purchaser’s transfer agent or the Purchaser, as applicable, to have the BC Legend imprinted on such certificate or to instruct the Purchaser’s transfer agent to include the BC Legend on any ownership statement issued under a direct registration system or other book entry system.

IN WITNESS WHEREOF, I have executed this Certificate of U.S. Shareholder.

Date: _______________________, 2010
Signature

Print Name

Title (if applicable)

Address

SCHEDULE D

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS AGREEMENT made as of the _______day of _________________, 2010.

AMONG:

NEWCASTLE RESOURCES LTD., a company incorporated pursuant to the laws of the Province of Ontario and having an address at Suite 605–475 Howe Street, Vancouver, BC V6C 2B3

(“Newcastle”)

AND:

CLARK WILSON LLP, a law firm having an office at Suite 800 – 885 West Georgia Street, Vancouver, BC V6C 3H1

(the “Escrow Agent”)

AND:

EACH OF THE UNDERSIGNED SHAREHOLDERS OF THE PURCHASER

(collectively the “Shareholders”, each, a “Shareholder”)

WHEREAS:

A.      Newcastle and the Shareholders wish to appoint the Escrow Agent to accept, hold and deliver, pursuant to the terms of this Agreement, common shares in the capital of Newcastle (each, a “Share”), in the amounts listed opposite each Shareholder’s name in Schedule A attached hereto, in connection with the closing of the Share Exchange Agreement dated October 13, 2010 (the “Share Exchange Agreement”) between Newcastle, 583885 B.C. Ltd. and the accepting shareholders of 583885 B.C. Ltd. as set forth in Schedule A to the Share Exchange Agreement; and

B.      Pursuant to the terms of the Share Exchange Agreement, the Shareholders have agreed that the Shares will be held by the Escrow Agent and released only in accordance with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	In this Agreement:

	(a)	the headings have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement;

	(b)	all references to any party, whether a party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires; and

	(c)	when the context hereof makes it possible, the word “person” includes in its meaning any firm and any body corporate or politic.

ARTICLE 2
DEPOSIT INTO ESCROW

2.1

The Shareholders and Newcastle will, upon execution of this Agreement and the closing of the Share Exchange Agreement, deliver the Shares and stock powers of attorney, duly endorsed in the form required by the transfer agent of Newcastle (the “Stock Powers”), to the Escrow Agent and the Escrow Agent will hold the Shares and the Stock Powers in escrow subject to the terms and conditions of this Agreement.

2.2

The Shareholders hereby appoint the Escrow Agent as the agent and attorney-in-fact for and on behalf of the Shareholders in respect of the Shares, on the terms and subject to the conditions set forth herein.

ARTICLE 3
ESCROW PROVISIONS

3.1

The Shareholders and Newcastle hereby direct the Escrow Agent to retain the Shares and the Stock Powers and not to cause anything to be done to release the same from escrow except in accordance with this Agreement. The Escrow Agent accepts its responsibilities hereunder and agrees to perform them in accordance with the terms hereof.

3.2

Subject to Section 3.3, unless prohibited by an order of a court of competent jurisdiction, the Escrow Agent will release from escrow and deliver to the Shareholders the number of Shares set out next to each Shareholder’s name in Schedule A attached hereto, in accordance with the release schedule in Schedule B.

3.3

Each of the Shareholders agree that, with the exception of 250,000 of the Escrowed Shares to be released to David Hall upon the closing of the Share Exchange Agreement with simultaneous investment of $1,000,000 into TrichoScience Innovations Inc. (the “Closing”), any Escrowed Shares that are released from escrow in accordance with Section 3.2 prior to the first day of the first fiscal quarter of Newcastle after the one year anniversary of the date of Closing will become subject to the terms of a pooling agreement in the form set out in Schedule C to this Agreement.

3.4	The Escrow Agent will release the Stock Powers to the Shareholders following release of all Shares held in escrow pursuant to Section 3.2.

3.5	The Escrow Agent is authorized by each of the Shareholders and Newcastle to make the deliveries required by Article 3 of this Agreement.

3.6

If, at any time after the date of this Agreement, Newcastle subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding common shares into a greater number of common shares, any Shares held in escrow immediately prior to such subdivision will be proportionately increased. If, at any time after the date of this Agreement, Newcastle combines (by combination, reverse stock split or otherwise) its outstanding common shares into a smaller number of common shares, any Shares held in escrow immediately prior to such combination will be proportionately decreased. Any adjustment under this Section 3.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.7

With respect to the preparation of this Agreement and the rights and obligations herein, each of the parties to this Agreement acknowledges and agrees that all parties to this Agreement have been advised to seek, and have sought or have otherwise waived, independent legal advice with respect to this Agreement and the documents delivered pursuant hereto.

ARTICLE 4
ESCROW AGENT

4.1

In exercising the rights, duties and obligations prescribed or confirmed by this Agreement, the Escrow Agent will act honestly and in good faith and will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

4.2

The Shareholders and Newcastle agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Escrow Agent, its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which the Escrow Agent, its successors or assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of the Escrow Agent’s compliance in good faith with the terms hereof.

4.3

In case proceedings should hereafter be taken in any court respecting the Shares, the Escrow Agent will not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Section 4.2 against its costs of such proceedings.

4.4

The Escrow Agent will have no responsibility in respect of loss of the Shares and the Stock Powers except the duty to exercise such care in the safekeeping thereof as it would exercise if the Shares and the Stock Powers belonged to the Escrow Agent. The Escrow Agent may act on the advice of counsel but will not be responsible for acting or failing to act on the advice of counsel.

4.5

The Escrow Agent will not be bound in any way by any contract between the other parties hereto whether or not it has notice thereof or of its terms and conditions and the only duty, liability and responsibility of the Escrow Agent will be to hold the Shares and the Stock Powers as herein directed and to deliver the same to such persons and other such conditions as are herein set forth. The Escrow Agent will not be required to pass upon the sufficiency of any of the Shares or the Stock Powers or to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated the said documents have authority to so execute, sign or authorize, issue or authenticate the said documents or any of them, or that they are the same persons named therein or otherwise to pass upon any requirement of such instruments that may be essential for their validity, but it shall be sufficient for all purposes under this Agreement insofar as the Escrow Agent is concerned that the said documents are deposited with it as herein specified by the parties executing this Agreement with the Escrow Agent.

4.6

In the event that the Shares are attached, garnished or levied upon under any court order, or if the delivery of such property is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting such property or affecting any act by the Escrow Agent, the Escrow Agent will obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Escrow Agent obeys and complies with any such writs, orders, judgments or decrees, it will not be liable to any of the parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

4.7

Except as herein otherwise provided, the Escrow Agent is authorized and directed to disregard any and all notices and warnings which may be given to it by any of the parties hereto or by any other person, firm, association or corporation. It will, however obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

4.8

If the Escrow Agent receives any valid court order contrary to the instructions contained in this Agreement, the Escrow Agent may continue to hold the Shares until the lawful determination of the issue between the parties hereto.

4.9

If written notice of protest is made by any of the Shareholders and/or Newcastle to the Escrow Agent to any action contemplated by the Escrow Agent under this Agreement, and such notice sets out reasons for such protest, the Escrow Agent may at its sole discretion continue to hold the Shares and the Stock Powers until the right to the documents is legally determined by a court of competent jurisdiction or otherwise.

4.10

The Escrow Agent may resign as Escrow Agent by giving not less than five (5) days’ notice thereof to the Shareholders and Newcastle. The Shareholders and Newcastle may terminate the Escrow Agent by giving not less than five (5) days’ notice to the Escrow Agent. The resignation or termination of the Escrow Agent will be effective and the Escrow Agent will cease to be bound by this Agreement on the date that is five (5) days after the date of receipt of the termination notice given hereunder or on such other date as the Escrow Agent, the Shareholders and Newcastle may agree upon. All indemnities granted to the Escrow Agent herein will survive the termination of this Agreement or the termination or resignation of the Escrow Agent. In the event of termination or resignation of the Escrow Agent for any reason, the Escrow Agent shall, within that five (5) days’ notice period deliver the Shares to the new escrow agent to be named by the Shareholders and Newcastle.

4.11	Notwithstanding anything herein to the contrary, the Escrow Agent may act upon any written instructions given jointly by the Shareholders and Newcastle.

4.12

Notwithstanding anything to the contrary contained herein, in the event of any dispute arising between any of the Shareholders and/or Newcastle, this Agreement or any matters arising thereto, the Escrow Agent may in its sole discretion deliver and interplead the Shares and the Stock

Powers into court and such delivery and interpleading will be an effective discharge to the Escrow Agent.

ARTICLE 5
FEES

5.1

Newcastle will pay all of the compensation of the Escrow Agent and will reimburse the Escrow Agent for any and all reasonable expenses, disbursements and advances made by the Escrow Agent in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

ARTICLE 6
GENERAL

6.1

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

6.2	This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and successors.

6.3

The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

6.4	This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and any federal laws applicable therein.

6.5

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address:

If to Newcastle:

Newcastle Resources Ltd.
Suite 605 – 475 Howe Street
Vancouver, BC V6C 2B3

Attention:      Brent Petterson
Telephone:    (604) 684-4312
Facsimile:      (604) 689-0046
Email:             brentpetterson@telus.net

With a copy (which will not constitute notice) to:

Clark Wilson LLP
Barristers & Solicitors
Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1

Attention:      Virgil Z. Hlus
Telephone:    (604) 687-5700
Facsimile:      (604) 687-6314
Email:             vzh@cwilson.com

If to the Escrow Agent:

Clark Wilson LLP
Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1

Attention:      Virgil Z. Hlus
Telephone:    (604) 687-5700
Facsimile:      (604) 687-6314
Email:             vzh@cwilson.com

If to the Shareholders, to the addresses set forth next to their respective names on Schedule A to this Agreement,

(or to such other address as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the electronic communication was successfully transmitted, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

6.6	Time is of the essence of this Agreement.

6.7	It is understood and agreed by the parties to this Agreement that the only duties and obligations of the Escrow Agent are those specifically stated herein and no other.

6.8

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

NEWCASTLE RESOURCES LTD.

Per:    _______________________________________
           Authorized Signatory

CLARK WILSON LLP

Per:    _______________________________________
           Authorized Signatory

SIGNED, SEALED and DELIVERED by	)
DAVID HALL in the presence of:	)
)
)
Signature	)
)
Print Name	)
	)	DAVID HALL
Address	)
)
)
)
Occupation	)

SIGNED, SEALED and DELIVERED by	)
DEBRA ANNE ORANGE in the presence of:	)
)
)
Signature	)
)
Print Name	)	DEBRA ANNE ORANGE
)
Address	)
)
)
)
Occupation	)

SCHEDULE A

Name of Shareholder	Address	Number of Shares Deposited Into Escrow
David Hall		2,400,000
Debra Anne Orange		1,000,000
TOTAL:		3,400,000

SCHEDULE B

Release Schedule

Escrow Release Milestone	Percentage of Total Escrowed Shares to be Released	Number of Total Escrowed Shares to be Released	Number of Escrowed Shares of David Hall to be Released	Number of Escrowed Shares of Debra Anne Orange to be Released
Closing of Share Exchange Agreement, with simultaneous investment of $1,000,000 into TrichoScience Innovations Inc. (“TrichoScience”)	14.7%	500,000	352,941	147,059
Closing of a $1,000,000 financing by Newcastle within six (6) months of the closing of the Share Exchange Agreement	5.1%	175,000	123,529	51,471
Closing of a $1,000,000 financing within (12) months of the closing of the Share Exchange Agreement	5.1%	175,000	123,529	51,471
Closing of financing in the aggregate of greater than $4,000,000 by Newcastle	14.7%	500,000	352,941	147,059
Commencement by TrichoScience of clinical safety trials in Georgia	10.3%	350,000	247,059	102,941
Commencement by TrichoScience of Phase 2 clinical trial in Canada	14.7%	500,000	352,941	147,059
Commencement by TrichoScience of Phase 2 clinical trials in Europe	11.8%	400,000	282,353	117,647
Commencement by TrichoScience of Phase 1 clinical trials in USA	11.8%	400,000	282,353	117,647
Receipt of regulatory approval or commencement of commercial sale worldwide by TrichoScience(1)	11.8%	400,000	282,353	117,647
TOTAL:	100.0%	3,400,000	2,400,000	882,000

Footnotes:

(1) If this milestone is met, all of the Escrowed Shares of David Hall and Debra Anne Orange will be released from escrow, notwithstanding that some or all of the milestones set forth above have not been met.

SCHEDULE C

FORM OF VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT dated for reference the ______day of _________________, 2010.

AMONG:

NEWCASTLE RESOURCES LTD., a company incorporated pursuant to the laws of the Province of Ontario and having an address at Suite 605–475 Howe Street, Vancouver, BC V6C 2B3

(the “Issuer”)

AND:

The undersigned shareholders of the Issuer, being all of those shareholders who have signed Schedule A attached hereto

(collectively, the “Undersigned”)

AND:

CLARK WILSON LLP, of Suite 800 – 885 West Georgia Street, Vancouver, British Columbia V6C 3H1

(the “Trustee”)

WHEREAS:

A.      Pursuant to the terms of a share exchange agreement (the “Exchange Agreement”) dated October 13, 2010 among the Issuer, TrichoScience Innovations Inc. and the Undersigned, the Undersigned will acquire and hold common shares of the Issuer (the “ Pooling Shares”), as specified in Schedule A attached hereto; and

B.      In concurrence with the closing of the Exchange Agreement, the Undersigned have agreed to pool the Pooling Shares, based upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and in consideration of the sum of one dollar ($1.00) now paid by the parties hereto, each to the other, (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.      In this Agreement:

(a)	“Agreement” means this voluntary pooling agreement and any schedules or other documents attached hereto, as it may from time to time be supplemented or amended;

(b)	“Closing Date” shall mean the date under which the contemplated transactions underlying the Exchange Agreement have been consummated in accordance with the terms of the Exchange Agreement;

(c)	“Exchange” shall mean any internationally recognized stock exchange or stock quotation system;

(d)	“Pooling Shares” has the meaning set forth in Recital A to this Agreement; and

(e)

“Regulators” shall mean the United States Securities and Exchange Commission, the British Columbia Securities Commission and/or any other regulatory body which governs and/or may come to govern the public listing or quotation of the common shares of the Issuer.

2.	The parties acknowledge that the Pooling Shares are not being pooled in the manner set forth herein pursuant to a requirement of any Regulators or any Exchange.

3.

The Undersigned hereby severally agree each with the other and with the Trustee that they will respectively deliver or cause to be delivered to the Trustee, certificates for such number of the Pooling Shares as is specified opposite their respective names in Schedule “A” hereto, which Pooling Shares are to be held by the Trustee and released, subject to this Section 3, proportionately to the Undersigned in accordance with their holdings of such Pooling Shares on the following basis:

	(a)	15% of the Pooling Shares on the first day of the Issuer’s first fiscal quarter beginning after the one year anniversary of the Closing Date (the “First Quarter”); and

	(b)	15% of the Pooling Shares on the first day of each of the Issuer’s next five (5) fiscal quarters after the First Quarter; and

	(c)	10% of the Pooling Shares on the first day of each of the Issuer’s sixth fiscal quarter after the First Quarter.

4.

Each of the Undersigned shall be entitled from time to time to a letter or receipt from the Trustee stating the number of Pooling Shares represented by certificates held for him by the Trustee subject to the terms of this Agreement, but such letter or receipt shall not be assignable.

5.

The Undersigned shall not sell, deal in, assign, transfer in any manner whatsoever, or agree to sell, deal in, assign or transfer in any manner whatsoever, any of their respective Pooling Shares or beneficial ownership of or any interest in their respective Pooling Shares and the Trustee shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal and beneficial ownership of or interest in the Pooling Shares, except as may be required by reason of the death or bankruptcy of any one or more of the Undersigned, in which case the Trustee shall hold the certificates for the Pooling Shares of such Undersigned subject to this Agreement for whatever person or persons, firm or corporation may thus become legally entitled thereto.

6.

If, during the period in which any of the Pooling Shares are retained in trust pursuant hereto, any dividend other than a dividend paid in common shares of the Issuer is received by the Trustee in respect of the Pooling Shares, such dividend shall be paid or transferred forthwith to the

Undersigned entitled thereto. Any common shares of the Issuer received by way of dividend in respect of the Pooling Shares shall be dealt with as if they were shares hereunder.

7.

In exercising the rights, duties and obligations prescribed or confirmed by this Agreement, the Trustee will act honestly and in good faith and will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

8.

The Undersigned and the Issuer agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Trustee, its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which the Trustee, its successors or assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of the Trustee’s compliance in good faith with the terms hereof.

9.

In case proceedings should hereafter be taken in any court respecting the Pooling Shares, the Trustee will not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Section 4.2 against its costs of such proceedings.

10.

The Trustee will have no responsibility in respect of loss of the certificates representing the Pooling Shares except the duty to exercise such care in the safekeeping thereof as it would exercise if the Pooling Shares belonged to the Trustee. The Trustee may act on the advice of counsel but will not be responsible for acting or failing to act on the advice of counsel.

11.

In the event that the Pooling Shares are attached, garnished or levied upon under any court order, or if the delivery of such property is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting such property or affecting any act by the Trustee, the Trustee will obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Trustee obeys and complies with any such writs, orders, judgments or decrees, it will not be liable to any of the parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

12.

Except as herein otherwise provided, the Trustee is authorized and directed to disregard any and all notices and warnings which may be given to it by any of the parties hereto or by any other person, firm, association or corporation. It will, however, obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

13.

If the Trustee receives any valid court order contrary to the instructions contained in this Agreement, the Trustee may continue to hold the Pooling Shares until the lawful determination of the issue between the parties hereto.

14.	If written notice of protest is made by any of the Undersigned and/or the Issuer to the Trustee to any action contemplated by the Trustee under this Agreement, and such notice sets out reasons for such protest, the Trustee may, at its sole discretion, continue to hold the Pooling Shares until the right to the documents is legally determined by a court of competent jurisdiction or otherwise.

15.

The Trustee may resign as Trustee by giving not less than five (5) days’ notice thereof to the Undersigned and the Issuer. The Undersigned and the Issuer may terminate the Trustee by giving not less than five (5) days’ notice to the Trustee. The resignation or termination of the Trustee will be effective and the Trustee will cease to be bound by this Agreement on the date that is five (5) days after the date of receipt of the termination notice given hereunder or on such other date as the Trustee, the Undersigned and the Issuer may agree upon. All indemnities granted to the Trustee herein will survive the termination of this Agreement or the termination or resignation of the Trustee. In the event of termination or resignation of the Trustee for any reason, the Trustee shall, within that five (5) days’ notice period deliver the Pooling Shares to the new trustee to be named by the Undersigned and the Issuer.

16.

Notwithstanding anything to the contrary contained herein, in the event of any dispute arising between any of the Undersigned and/or the Issuer, this Agreement or any matters arising thereto, the Trustee may, in its sole discretion, deliver and interplead the Pooling Shares into court and such delivery and interpleading will be an effective discharge to the Trustee.

17.

The Issuer will pay all of the compensation of the Trustee and will reimburse the Trustee for any and all reasonable expenses, disbursements and advances made by the Trustee in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

18.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

19.

This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

20.

The parties hereto agree that in consideration of the Trustee agreeing to act as Trustee as aforesaid, the Undersigned do hereby covenant and agree from time to time and at all times hereafter well and truly to save, defend, and keep harmless and fully indemnify the Trustee, its successors and assigns, from and against all loss, costs, charges, damages and expenses which the Trustee, its successors or assigns, may at any time or times hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as Trustee pursuant to this Agreement.

21.	This Agreement will be governed by and construed in accordance with the law of British Columbia.

22.

It is further agreed by and between the parties hereto and, without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against costs of such proceedings.

IN WITNESS WHEREOF the Undersigned (as indicated by the execution of Schedule A opposite their respective names) and the Trustee have executed the presents as and from the day and year first above written.

CLARK WILSON LLP

Per:    _______________________________________
           Authorized Signatory

NEWCASTLE RESOURCES LTD.

Per:    _______________________________________
           Authorized Signatory

SCHEDULE A

SHAREHOLDER INFORMATION

Name of Shareholder	Address	Number of Shares	Signature of Shareholder
Dr. Jerry Shapiro	222 Montroyal Blvd. North Vancouver, BC V7N4J5	1,680,000
Dr. Harvey Lui	3450 Trafalgar Street Vancouver, BC V6L 2L8	640,000
Dr. David McLean	1246 West 26th Avenue Vancouver, BC V6H 2A9	640,000
Dr. Rolf Hoffmann	In den Eschmatten 24 79117 Freiburg, Germany	1,840,000
Dr. Kevin McElwee	504 – 1355 West 14th Avenue Vancouver, BC V6H 1R2	1,680,000
Matthew Wayrynen	5560 Westhaven Road West Vancouver, BC V7W 3E9	1,520,000
Shaun Durand Wilson	1651 Dempsey Road North Vancouver, BC V7K 1T2	100,000
Robert M. Rusko	1455 McRae Avenue Vancouver, BC V6H 1V1	100,000
Lorenzo Caprilli	502 – 1155 Mainland Street Vancouver, BC V6B 5P2	15,000
Christine Beynon	2267 Burquitlam Drive Vancouver, BC V5P 2P3	10,000
Erik R. Niemi	4627 Hoskins Road North Vancouver, BC V7K 2R2	10,000

Name of Shareholder	Address	Number of Shares	Signature of Shareholder
Imad Abu Jebara	1255 Seymour Street Vancouver, BC V6B 0H1	5,000
Victoria Freer	325 – 15268 105th Avenue Surrey, BC	4,000
Anand Patel	3393 West 30th Avenue Vancouver, BC V6S 1W3	250,000
Franz Harpain and Sachie Harpain, joint holders	3393 West 30th Avenue Vancouver, BC V6S 1W3	25,000
Donald I. McKinnon	1647 Draycott Road North Vancouver, BC V7J 1W3	40,000
Kelly McKinnon	2646 West 3rd Avenue Vancouver, BC V6K 1M1	30,000
Michael Takemori	415 Lakeview Street Coquitlam, BC V3K 5K7	10,000
John Kordyback	139 Coleridge Road, NW Calgary, AB T2K 1X5	25,000
Tom Kordyback	501 – 1255 Broughton Street Vancouver, BC V6G 2B4	40,000
Michael Kordyback	303 – 1255 Broughton Street Vancouver, BC V6G 2B4	5,000
Kathryn Helsey- Brandt	303 – 1255 Broughton Street Vancouver, BC V6G 2V4	5,000
Dawn Johnstone	501 – 1255 Broughton Street Vancouver, BC V6G 2B4	25,000
058907 NB Ltd.	1351 Mountain Road Moncton, NB E1C 2T9	21,000

Name of Shareholder	Address	Number of Shares	Signature of Shareholder
Ramona Vorberg	960 Esquimalt Avenue West Vancouver, BC V7T 1J8	50,000
Scott Gifford	24229 8th Avenue Langley, BC V2Z 2Z1	5,000
Dennis Kwun Kit Ng	Unit 36 – 4711 Blair Drive Richmond, BC V6X 4E6	5,000
Matthew Downey	4839 6th Avenue Delta, BC V4M 1L2	10,000
Terry Dove	101 – 2040 Barclay Street Vancouver, BC V6G 1L5	20,000
Kathleen Duborg	201 – 2240 Wall Street Vancouver, BC V5L 1B6	10,000
Robert Moniz	895 Scenic Drive Hamilton, ON L9C 1H7	20,000
Vincent Kordyback	3820 West 11th Vancouver, BC V6R 2K9	106,000
Anne Kordyback	3820 West 11th Vancouver, BC V6R 2K9	106,300
Bryan Hodson	4267 Golf Drive North Vancouver, BC V7G 2A2	60,000
Patrick Kordyback	9980 Gowland Point Road Pender Island, BC V0N 2M3	15,000
Cecilia Suh	9980 Gowland Point Road Pender Island, BC V0N 2M3	15,000
Francesco Max Chieffallo		5,000

Name of Shareholder	Address	Number of Shares	Signature of Shareholder
Canaccord Genuity Corp. ITF Max Chieffallo Acct. #19C – 711V-1		5,000
Canaccord Genuity Corp. ITF James Lynch Acct. #191- 866V-1		2,500
Berkeley Resources Inc.		200,000
Alberto Moscona		20,000
Dr. Bruce Allen		10,000
TOTAL:		9,384,800